EXHIBIT 99.1

Alliqua, Inc. Announces the Appointment of Jerome Zeldis as Chairman of its Board of Directors

NEW YORK, NY--(Marketwire – November 29, 2012) -- Alliqua, Inc. (OTCQB:ALQA) ("Alliqua" or the "Company"), a biopharmaceutical company focused on the development, manufacturing and distribution of proprietary wound care and drug delivery technologies, today announced the appointment of Jerome Zeldis MD, PhD as Chairman of the Company’s board of directors.

Dr. Zeldis is currently Chief Executive Officer of Celgene Global Health and Chief Medical Officer of Celgene Corporation, a NASDAQ listed, fully integrated biopharmaceutical company, where he has served since 1997.  Prior to joining Celgene, Dr. Zeldis was associate director of clinical research at Sandoz Research Institute and director of medical development at Janssen Pharmaceutical Research Institute. He currently serves on the boards of the Soligenix Corporation and BionorPhama as well as the Mali Health Project.

James Sapirstein, President and CEO of Alliqua stated, “We are extremely pleased that Dr. Zeldis has agreed to take on the role of Chairman of the Alliqua Board.  He is a person of extraordinary vision coupled with strong integrity and scientific acumen.  His experience and industry knowledge will be of extraordinary value to Alliqua as we work together to explore the best possible synergies for our technology and to build toward Alliqua’s promising future.”

In addition to his distinguished career in the pharmaceutical industry Dr. Zeldis has served as Professor of Clinical Medicine at the Robert Wood Johnson Medical School (July 1998 to June 2010), Clinical Associate Professor of Medicine at Cornell Medical School (January 1995 to December 2003), Associate Professor of Medicine at University of California, Davis (September 1988 to September 1994), and Assistant Professor of Medicine at the Harvard Medical School (July 1987 to September 1988).  Dr. Zeldis received a BA and an MS from Brown University, and an M Phil, an MD, and a PhD in Molecular Biophysics and Biochemistry from Yale University.

Dr. Zeldis stated “I am very pleased to chair the Board of Directors of Alliqua during this time of transition in which our platform technologies are being applied to wound care, dermal and transdermal delivery of pharmaceutical products, and the care of patients with end-stage liver disease. I am looking forward to help foster this development.”

About Alliqua, Inc.

Alliqua, Inc. (ALQA) ("Alliqua") is a biopharmaceutical company focused on the development, manufacturing and distribution of proprietary transdermal wound care and drug delivery technologies. Alliqua's leading technology platform produces hydrogels, a 3-dimensional cross-linked network of water soluble polymers capable of numerous chemical configurations.

Alliqua currently markets its new line of 510K FDA approved hydrogel products for wound care under the SilverSeal® brand.  The Company’s electron beam production process located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to aggressively develop and custom manufacture a wide variety of hydrogels. Alliqua’s hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for the pharmaceutical and cosmetic industries.  Additionally, Alliqua’s drug delivery platform, in combination with certain drugs, provides pharmaceutical companies with potential greater patient compliance and could potentially extend the life of valuable drug patents. Additionally, our subsidiary, HepaLife Biosystems, Inc., focuses on the development of a cell-based bioartificial liver system, known as HepaMate™.

For additional information, please visit www.alliqua.com. To receive future press releases via email, please visit: http://alliqua.com/index.php?page=investor-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 29, 2012 and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact:
Alliqua, Inc.
Steven Berger
646-218-1450